News Release

Blackboard Inc. Announces Expansion of Credit Facility to $225 Million

Washington, DC – April 6, 2011 – Blackboard Inc. (NASDAQ: BBBB) announced today it has it has signed an amendment to its credit facility to allow for borrowings of up to $225 million. Proceeds from the expanded facility will be used for general corporate purposes which may include share purchases, repayment of other debt and acquisitions.

“The expansion of our credit facility to $225 million allows Blackboard to maintain maximum financial flexibility as it relates to our capital structure,” said John Kinzer, Blackboard’s chief financial officer. “The increased borrowing capacity will fund the repayment of debt, share repurchases and our working capital growth needs.”

JPMorgan Securities Inc. acted as the Sole Bookrunner and Sole Lead Arranger of the oversubscribed financing. JPMorgan Chase Bank, N.A. is acting as Administrative Agent and PNC Bank, N.A. and Wells Fargo Bank, N.A. acted as Co-Documentation Agents for the bank syndication that includes: Bank of America, N.A., Silicon Valley Bank and SunTrust Bank as lenders.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Form 10-K filed on February 18, 2011 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of April 6, 2011. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to April 6, 2011.

Contacts:

Michael J. Stanton
Senior Vice President, Investor Relations & Treasurer
Blackboard Inc.
+1 (202) 463-4860 ext. 2305

Staci Strauss Mortenson
Senior Vice President
ICR
+1 (203) 682-8273

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